Exhibit 10.9

AMENDMENT NO.2 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment"), is entered into on August 4, 2023 (the "Amendment Date") by and between ST Shared Services LLC, a Delaware limited liability company, or any successor thereto (the "Company"), and Sigurdur Olafsson (the "Executive").

WHEREAS, the Company and Executive are party to that certain Amended and Restated Employment Agreement, dated as of February 22, 2023, as amended by that certain Amendment No. 1 to Amended and Restated Employment Agreement, dated as of June 22, 2023 (the "Agreement");

WHEREAS, the Company and Executive desire to amend certain terms of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Section 6.5 of the Agreement shall be amended by replacing "sixty (60)" with "ninety (90)" such that, following the Amendment Date, Executive shall be required to provide ninety (90) days' advance written notice to the Company prior to a voluntary termination.

Section 2. The following new Section 6.7 shall be added to the Agreement:

"Section 6.7 Post-Emergence Resignation. Notwithstanding the notice period required under Section 6.5, the Executive may terminate his employment on the 751h day following the first Emergence (as defined below) to occur following the Amendment Date (the "Post- Emergence Resignation Date") by written notice provided to the Company on or prior to the 15th day following such Emergence. For purposes hereof, the term "Emergence" shall mean, should the Company file for protection under Chapter 11, or any other provision, of the U.S. Bankruptcy Code, (i) the effective date of the Company's plan of reorganization or liquidation, or (ii) the date on which such Chapter 11 case is dismissed or converted to a case under Chapter 7 of the U.S. Bankruptcy Code."

Section 3. The following new Section 7.5 shall be added to the Agreement (as set forth below) and the existing Sections 7.5 through 7.9 of the Agreement shall be renumbered as Sections 7.6 through 7. 10, as applicable:

"Section 7.5 Termination on the Post-Emergence Resignation Date; Cessation of Severance Benefits. If the Executive terminates his employment on the Post-Emergence Resignation Date in accordance with Section 6.7, the Executive shall be entitled to receive the payments and benefits set forth in Section 7.3 (or, to the extent the Emergence constitutes a Change in Control, Section 7.4) above, in accordance with the terms of this Agreement, in connection with such termination. Notwithstanding anything herein to the contrary, in the event of any termination of the Executive's employment following the Post-Emergence Resignation Date, including, without limitation, a termination of employment by the Company without Cause or by the Executive for Good Reason, the Executive shall not be entitled to receive any severance payments or benefits that would otherwise have been payable to the Executive pursuant to Section 7 of this Agreement in connection with a termination of employment (except for the Accrued Benefits)."

Section 4. This Amendment shall be and is hereby incorporated in and forms a part of the Agreement.

Section 5. All other terms and provisions of the Agreement shall remain unchanged except as specifically modified herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

ST SHARED SERVICES LLC

By:________________________________
Name: Mark Tyndall
Title: EVP, Chief Legal Officer & Corp. Secretary

EXECUTIVE

___________________________________
Sigurdur Olafsson

[Signature Page to Amendment No. 2 to Amended and Restated Employment Agreement]